FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2018 results

Third-quarter records for operating income, operating ratio, net income and earnings per share

NORFOLK, Va., Oct. 24, 2018 – Norfolk Southern Corporation (NYSE: NSC) today reported record third-quarter financial results.

Net income was $702 million, up 39 percent year-over-year, a result of a 14 percent increase in income from railway operations and a lower effective income tax rate. Diluted earnings per share were $2.52, up 44 percent year-over-year and a third-quarter record.

“Norfolk Southern continues to deliver record financial results that reflect our careful and determined pursuit of a balanced and flexible strategy,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Our demonstrated progress toward the goals of our strategic plan is significant, and our ongoing pursuit of new initiatives to benefit customers and shareholders will further strengthen our organization.”

Third-quarter summary

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Railway operating revenues of $2.9 billion increased 10 percent compared with third-quarter 2017, due to higher volumes and an increase in revenue per unit, including higher fuel surcharge revenue as well as increased rates. Overall volumes were up 5 percent reflecting growth in the major commodity categories of intermodal and merchandise, which offset a decline in coal.

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Railway operating expenses increased $152 million, or 9 percent, to $1.9 billion compared with the same period last year, driven by higher fuel prices, increases in volume-related expenses, and increased costs associated with overall lower network velocity.

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Income from railway operations was $1.0 billion, a 14 percent increase year-over-year, and a third-quarter record. The railway operating ratio, or operating expenses as a percentage of revenues, was 65.4 percent, also a third-quarter record.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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